KPMG PEAT MARWICK LLP
3100 Two Union Square
601 Union Street
Seattle, WA   98101-2327




              CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Cascade Financial Corporation and subsidiary:


We consent to incorporation by reference in the registration statement on Form S-8 (No. 33-94456) of Cascade Financial Corporation of our report dated August 4, 1998 relating to the consolidated balance sheets of Cascade Financial Corporation and subsidary as of June 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report is incorporated by reference into Cascade Financial Corporation's 1998 Annual Report on Form 10-K from Cascade Financial Corporation's 1998 Annual Report to Stockholders.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP


Seattle, Washington
September 29, 1998